EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 1 Terminal Drive, Plainview, NY 11803 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 516-677-0200 x1472

VEECO RECEIVES NASDAQ NOTICE

REGARDING LATE FORM 10-Q FILING

Plainview, N.Y., November 30, 2012 — Veeco Instruments Inc. (NASDAQ: VECO) announced today that it received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) on November 26, 2012 notifying the Company that it is not in compliance with NASDAQ Listing Rule 5250(c)(1) because its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 was not filed on a timely basis with the Securities and Exchange Commission.  As previously announced, the Form 10-Q could not be filed timely because the Company is reviewing the timing of revenue recognition of MOCVD systems and related upgrades to these systems.

The NASDAQ letter notes that Veeco is required to submit a plan to regain compliance with NASDAQ’s filing requirements for continued listing by January 22, 2013.  Upon acceptance of the Company’s compliance plan, NASDAQ is permitted to grant an extension of up to 180 days from the Form 10-Q’s filing due date for the Company to regain compliance with NASDAQ’s requirements for continued listing.  The Company continues to focus its efforts on completing the Form 10-Q filing as soon as possible and fully intends to submit a plan by January 22, 2013 to regain compliance with NASDAQ’s listing rules.

About Veeco

Veeco’s process equipment solutions enable the manufacture of LEDs, power electronics, hard drives, MEMS and wireless chips.  We are the market leader in MOCVD, MBE, Ion Beam and other advanced thin film process technologies.  Our high performance systems drive innovation in energy efficiency, consumer electronics and network storage and allow our customers to maximize productivity and achieve lower cost of ownership.  For information on our company, products and worldwide service and support, please visit www.veeco.com.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2011 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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